Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-158302 on Form S-3 of our reports dated March 25, 2009, relating to the 2008 and 2007 financial statements of Merrill Lynch Preferred Capital Trust V and Merrill Lynch Preferred Funding V, L.P. (which reports express unqualified opinions and include an explanatory paragraph regarding Merrill Lynch & Co., Inc. becoming a wholly-owned subsidiary of Bank of America Corporation on January 1, 2009) appearing in this Annual Report on Form 10-K of Merrill Lynch Preferred Capital Trust V and Merrill Lynch Preferred Funding V, L.P. for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
New York, New York
March 29, 2010